Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Reports Results

For First Quarter Ended March 31, 2019

Same Store Sales Rise In Both Restaurant Concepts

NASHVILLE, TN, May 1, 2019 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and selected other restaurants, today reported results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights Compared To The First Quarter Of 2018

•	Net sales were $64,734,000, an increase of 4.6% from $61,909,000 reported in the first quarter of 2018.

•

For the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant (1) were $118,700, a gain of 0.3% from $118,300 reported in the first quarter of 2018. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales per restaurant were $84,500, up 2.2% from $82,700 posted in the first quarter of 2018.

•

Income from continuing operations before income taxes was $4,146,000 for the first quarter of 2019 compared to income from continuing operations before income taxes of $1,842,000 in the first quarter of 2018. The principal factor impacting income from continuing operations before income taxes for the first quarter of 2018 was the quarterly valuation of the profits interest grant with Black Knight Advisory Services, LLC (“Black Knight”) which resulted in profits interest expense of $1,907,000 in the first quarter of 2018. The Company also incurred consulting fees of $244,000 in the first quarter of 2018 under its management consulting agreement with Black Knight. As previously reported, both the management consulting agreement and the profits interest grant are now terminated. Finally, in the first quarter of 2018, the Company’s income from continuing operations before income taxes was impacted by non-recurring transaction expenses of $926,000.

•	On March 15, 2019, the Company used cash on hand to pay Black Knight $705,000 representing the pro-rated 2018 consulting fee, which was accrued in fiscal 2018.

•

The Company recorded net income of $3,848,000 in the first quarter of 2019 compared to net income of $1,593,000 reported in the first quarter of 2018, which was impacted by the same factors noted above affecting income from continuing operations. Results for the most recent quarter included an income tax provision of $239,000 compared to an income tax provision of $138,000 in the corresponding quarter of 2018.

•	The basic and diluted income per share was $0.26 for the first quarter of 2019 compared to $0.11 for the first quarter of 2018.

•	Adjusted EBITDA (2) was $7,712,000 in the first quarter of 2019, down 5.4% from $8,151,000 in the first quarter of 2018.

•	Restaurant Operating Profit Margin (3) as a percent of net sales was 14.0% in the most recent quarter compared to 15.9% for the same quarter of 2018.

•	Cost of sales as a percentage of net sales in the first quarter 2019 was 31.7% compared to 31.1% in the first quarter of 2018.

•

The Company adopted Accounting Standards Codification 842, Leases, (“ASC 842”) during the first quarter of 2019. ASC 842 requires a lessee to recognize assets and liabilities on the balance sheet for leases with lease terms greater than 12 months and requires additional related disclosures. The adoption of ASC 842 had a material impact on the Company’s assets and liabilities due to the recognition of operating lease right-of-use assets and lease liabilities on its condensed consolidated balance sheet as of the first day of fiscal 2019, which was the Company’s date of adoption. Additionally, the adoption required the Company to recognize an adjustment to its opening retained earnings for fiscal 2019 related to the impairment of the adoption-date right-of-use asset for one of the Company’s locations which is no longer in operation, but for which the Company remains party to a lease agreement. However, the adoption did not have a material effect on the Company’s condensed consolidated statement of income and condensed consolidated statement of cash flows for the first quarter of 2019.

(1)Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than 18 months. Revenue associated with reduction in liabilities for gift cards, which is recognized in proportion to guest redemptions based on historical redemption rates and commonly referred to as gift card breakage, is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales are computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

(2)Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3)“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to Operating Income. Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

The Company’s restaurant labor and related costs as a percentage of net sales were 30.2% in the first quarter of 2019 compared to 29.4% of net sales in the first quarter of 2018. Other restaurant operating expenses were 19.6% of net sales in the first quarter of 2019 compared to 19.4% of net sales in the first quarter of 2018.

The Company’s consolidated operating income for the first quarter of 2019 was $4,266,000 compared to operating income of $2,058,000 for the first quarter of 2018.

The average weekly guest counts within the same store base of the Company’s J. Alexander’s/Grill collection were down 1.1% in the first quarter of 2019 compared to the first quarter of the prior year. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants were up 1.2% for the first quarter of 2019 over the first quarter of 2018. With respect to average guest checks, which include alcoholic beverage sales, the average guest check within the J. Alexander’s/Grill same store base of restaurants during the first quarter of 2019 was $32.36, up 1.5% from $31.89 posted during the first quarter of 2018. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants was $43.02 during the first quarter of 2019, up 0.8% from $42.66 recorded in the corresponding quarter of 2018.

On a consolidated basis, average weekly guest counts within the Company’s J. Alexander’s/Grill locations in the first quarter of 2019 were down 2.3% from the first quarter of 2018, while average weekly guest counts within the Company’s Stoney River Steakhouse and Grill locations increased 3.1% for the first quarter of 2019 compared to the first quarter of 2018. Average guest checks for the combined J. Alexander’s/Grill concepts increased 1.5% from $31.89 in the first quarter of 2018 to $32.37 for the most recent quarter. Average guest checks for the Stoney River Steakhouse and Grill restaurants decreased 0.2% from $42.66 in the first quarter of 2018 to $42.59 in the first quarter of 2019.

The effect of menu pricing for the first quarter of 2019 was estimated to be a 0.3% increase for both the J. Alexander’s/Grill restaurants and Stoney River Steakhouse and Grill restaurants compared to the first quarter of 2018. Inflation in food costs for the first quarter of 2019 was estimated to total 1.9% for the J. Alexander’s/Grill restaurants, with beef costs increasing by an estimated 5.7% compared to the first quarter of 2018. For the Stoney River Steakhouse and Grill restaurants, inflation for the first quarter of 2019 was estimated to total 3.2%, with beef costs up by 7.2% from the corresponding quarter of 2018.

Stock Repurchase Program

During the fourth quarter of 2018, the Company’s board of directors authorized a share repurchase program, replacing the program that had been in place since October 29, 2015. The board authorized the Company to purchase up to $15,000,000 of its common stock in the aggregate over a three-year period ending November 1, 2021. Share repurchases under the newly authorized program are expected to be made solely from cash on hand and available operating cash flow. Repurchases will be made in accordance with applicable securities laws and may be made from time to time in the open market. The timing, prices and amount of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any amount of stock. No shares were purchased by the Company in the first quarter of 2019.

Chief Executive Officer’s Comments

“We were generally pleased with our operational execution in the first quarter of 2019,” said Mark A. Parkey, President and Chief Executive Officer of J. Alexander’s Holdings, Inc. “We delivered positive same store sales in both concepts while working aggressively to build traffic at a selected number of our newer J. Alexander’s/Grill restaurants.”

During the first quarter of 2019, Parkey said the Company’s restaurants were again impacted by harsh winter weather, particularly in Midwestern markets. He said severe conditions resulted in the Company temporarily closing restaurants for a total of 14 days. This represented lost revenue of approximately $175,000 during the first quarter of 2019. During the same period in 2018, however, restaurants were closed for 27 days as a result of weather conditions, which accounted for an estimated loss of revenue of $400,000.

Parkey said beef prices through the first quarter of 2019 were higher than the same quarter a year earlier. “This increase, while manageable, was primarily responsible for the increase in cost of sales,” he noted. “Recent flooding in the Midwest also raises concern that beef prices could rise later in the year, although we do not see any specific evidence of that at the present time.”

Parkey said that the Company is continuing to closely monitor guest traffic trends across all locations. “We continue to see new restaurants opening in many of our markets and, while such openings have historically not presented long-term issues, they have the potential to generate short-term trial in selected locations. While we are always cautious about taking a price increase in the face of such competition for traffic, we anticipate that we have room to implement a modest price increase during the second quarter at selected restaurants.

“In summary”, he added, “we continue to see strength in and solid performance from many of our mature J. Alexander’s/Grill and Stoney River restaurants. We also have been monitoring the metrics of our new restaurant performance and are generally encouraged by trends in certain J. Alexander’s/Grill locations during the first four months of 2019.”

Restaurant Development

During the first quarter of 2019, the Company announced the signing of a lease to open a new J. Alexander’s/Grill restaurant in Houston, TX. Construction is underway with an opening currently scheduled for the fourth quarter of 2019. On April 29, 2019, the Company announced the signing of a lease to open a new Redlands Grill in San Antonio, TX which, due to unique site development requirements, will now be scheduled for opening in fiscal 2020.

Outlook For 2019/Guidance

The Company’s performance outlook is based on current information as of May 1, 2019. The Company does not expect to update its 2019 guidance before the next quarter’s earnings release. However, the information on which the outlook is based is subject to change, and the Company may update its full business outlook or any portion thereof at any time for any reason.

Based upon current information, the guidance for the 2019 fiscal year is the same as reported on March 11, 2019 in all areas except for capital expenditures, which are now estimated to range from $14,000,000—$16,000,000 (down from $19,000,000—$21,000,000 as of March 11, 2019) based on the revised fiscal 2020 opening date of the San Antonio Redlands Grill.

Conference Call

The Company will hold a conference call on Thursday, May 2, 2019, at 10 a.m., Central Time, to discuss its financial results for the first quarter ended March 31, 2019. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Toll Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to J. Alexander’s website at http://investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=134035. A replay of the conference call will be available shortly following the conclusion of the call (beginning at 1 p.m. Central Time) at http://investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=134035, as well as by dialing 1-844-512-2921 (Toll Free) or 1-412-317-6671 and entering access code 13689692. The replay will be accessible through May 9, 2019 via telephone, and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates 46 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com.

Forward Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2019 and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Jessica Hagler

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited in thousands, except per share amounts)

	Quarter Ended
	March 31,	April 1,
	2019	2018
Net sales	$64,734	$61,909
Costs and expenses:
Cost of sales	20,528	19,261
Restaurant labor and related costs	19,550	18,226
Depreciation and amortization of restaurant property and equipment	2,929	2,569
Other operating expenses	12,684	12,018

Total restaurant operating expenses	55,691	52,074
Transaction and integration expenses	—	926
General and administrative expenses	4,756	6,525
Pre-opening expense	21	326

Total operating expenses	60,468	59,851

Operating income	4,266	2,058
Other income (expense):
Interest expense	(186)	(174)
Other, net	66	(42)

Total other expense	(120)	(216)

Income from continuing operations before income taxes	4,146	1,842
Income tax expense	(239)	(138)
Loss from discontinued operations, net	(59)	(111)

Net income	$3,848	$1,593

Basic earnings per share:
Income from continuing operations, net of tax	$0.27	$0.12
Loss from discontinued operations, net	(0.00)	(0.01)

Basic earnings per share	$0.26	$0.11

Diluted earnings per share:
Income from continuing operations, net of tax	$0.27	$0.11
Loss from discontinued operations, net	(0.00)	(0.01)

Diluted earnings per share	$0.26	$0.11

Weighted average common shares outstanding:
Basic	14,695	14,695
Diluted	14,695	14,838

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income Data as a Percentage of Net Sales and

Other Financial and Performance Data (Unaudited)

	Quarter Ended
	March 31,	April 1,
	2019	2018
Net sales	100.0%	100.0%
Costs and expenses:
Cost of sales	31.7	31.1
Restaurant labor and related costs	30.2	29.4
Depreciation and amortization of restaurant property and equipment	4.5	4.1
Other operating expenses	19.6	19.4

Total restaurant operating expenses	86.0	84.1
Transaction and integration expenses	—	1.5
General and administrative expenses	7.3	10.5
Pre-opening expense	0.0	0.5

Total operating expenses	93.4	96.7

Operating income	6.6	3.3
Other income (expense):
Interest expense	(0.3)	(0.3)
Other, net	0.1	(0.1)

Total other expense	(0.2)	(0.3)

Income from continuing operations before income taxes	6.4	3.0
Income tax expense	(0.4)	(0.2)
Loss from discontinued operations, net	(0.1)	(0.2)

Net income	5.9%	2.6%

Note: Certain percentage totals do not sum due to rounding.

Other Financial and Performance Data:
Adjusted EBITDA(1)	$7,712	$8,151
As a % of net sales	11.9%	13.2%
Average weekly sales per restaurant:
J. Alexander’s / Grill Restaurants	$117,300	$118,300
Percent change	-0.8%
Stoney River Steakhouse and Grill	$85,200	$82,700
Percent change	3.0%
Average weekly same store sales per restaurant:
J. Alexander’s / Grill Restaurants	$118,700	$118,300
Percent change	0.3%
Stoney River Steakhouse and Grill	$84,500	$82,700
Percent change	2.2%

(1) See definitions and reconciliation attached.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	March 31,	December 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$6,692	$8,783
Other current assets	7,390	8,682

Total current assets	14,082	17,465
Other assets	5,487	5,557
Deferred income taxes	1,278	539
Property and equipment, net	107,980	109,332
Right-of-use lease assets	73,390	—
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,647	25,647
Deferred Charges, net	258	272

	$243,859	$174,549

Liabilities and Stockholders’ Equity
Current liabilities	$29,469	$33,778
Long-term debt, net of portion classified as current and unamortized deferred loan costs	4,632	5,866
Long-term lease liabilities	78,941	—
Deferred compensation obligations	6,262	6,251
Other long-term liabilities	9	6,995
Stockholders’ equity	124,546	121,659

	$243,859	$174,549

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Quarter Ended
	March 31,	April 1,
	2019	2018
Cash flows from operating activities:
Net income	$3,848	$1,593
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,993	2,642
Equity-based compensation expense	296	2,140
Other, net	(394)	(156)
Changes in assets and liabilities, net	(5,874)	621

Net cash provided by operating activities	869	6,840
Cash flows from investing activities:
Purchase of property and equipment	(1,614)	(6,177)
Other investing activities	(90)	(4)

Net cash used in investing activities	(1,704)	(6,181)
Cash flows from financing activities:
Payments on long-term debt	(1,250)	(1,250)
Other financing activities	(6)	—

Net cash used in financing activities	(1,256)	(1,250)

Decrease in cash and cash equivalents	(2,091)	(591)
Cash and cash equivalents at beginning of the period	8,783	10,711

Cash and cash equivalents at end of the period	$6,692	$10,120

Supplemental disclosures:
Property and equipment obligations accrued at beginning of the period	$819	$1,854
Property and equipment obligations accrued at end of the period	869	701
Cash paid for interest	171	197
Cash paid for income taxes	27	166

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance.

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income before interest expense, income tax expense, depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income, operating income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended
	March 31,	April 1,
	2019	2018
Net income	$3,848	$1,593
Income tax expense	239	138
Interest expense	186	174
Depreciation and amortization	3,008	2,653

EBITDA	7,281	4,558
Transaction and integration expenses	—	926
Loss on disposal of fixed assets	23	58
Asset impairment charges and restaurant closing costs	—	(2)
Non-cash compensation	328	2,174
Loss from discontinued operations, net	59	111
Pre-opening expense	21	326

Adjusted EBITDA	$7,712	$8,151

Note: For purposes of computing Adjusted EBITDA, the $0 and $1,907 for the quarters ended March 30, 2019 and April 1, 2018, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s now terminated management agreement with BKAS totaling $0 and $244 for the quarters ended March 30, 2019 and April 1, 2018, respectively, are included in general and administrative expenses and have not been included in the reconciliation set forth above. The management agreement was terminated during the fourth quarter of 2018 as disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2018.

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended
	March 31,		April 1,
	2019		2018
	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Operating income	$4,266	6.6%	$2,058	3.3%
General and administrative expenses	4,756	7.3%	6,525	10.5%
Transaction and integration expenses	—	0.0%	926	1.5%
Pre-opening expense	21	0.0%	326	0.5%

Restaurant Operating Profit	$9,043	14.0%	$9,835	15.9%